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                                                                    EXHIBIT 99.1

                           [HELEN OF TROY LETTERHEAD]





                                                           FOR IMMEDIATE RELEASE

                              HELEN OF TROY LIMITED
                       COMMENTS ON KMART CHAPTER 11 FILING


COMPANY REAFFIRMS EPS ESTIMATE OF $.98 TO $1.04 FOR CURRENT FISCAL YEAR


         HAMILTON, BERMUDA, JAN. 23 -- Helen of Troy Ltd. (NASDAQ, NM: HELE), designer, developer and worldwide marketer of brand-name personal care products, reaffirmed its full fiscal year earnings per share estimate of $.98 to $1.04 for the fiscal year ending February 28, 2002, despite the filing by Kmart Corporation for protection under Chapter 11 of the United States Bankruptcy Code.

         Gerald J. Rubin, Chairman, Chief Executive Officer and President stated "Our outstanding receivable balance from Kmart is approximately $1 million, and our sales to Kmart over the past year were approximately 4 percent of our total sales.

         "In addition, until more detailed information is available about Kmart's future plans, the Company believes it is too early to predict the impact, if any, the filing may have on sales in fiscal 2003 and beyond. Kmart has been a valued partner of ours for many years and we are committed to working with them as they reposition themselves for the future," Rubin concluded.


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         Helen of Troy Limited is a leading designer, producer and marketer of brand name consumer products. The Company's products include hair dryers, curling irons, hair setters, women's shavers, brushes, combs, hair accessories, home hair clippers, mirrors, foot baths, body massagers and paraffin baths. The Company's products are sold by mass merchandisers, drug chains, warehouse clubs and grocery stores under licensed trade names including Vidal Sassoon, licensed from Procter & Gamble Co., the trademark Revlon(R), licensed from Revlon Consumer Products Corporation, Dr. Scholl's(R), licensed from Schering-Plough HealthCare Products, Inc., the trademark BARBIE(TM), owned by and used under license from Mattel, Inc., and Sunbeam(R) and Oster(R) brands, licensed from Sunbeam Corporation. Helen of Troy's owned trade names include Dazey(R), Caruso(R), Karina(R) and DCNL. The Company also markets hair and beauty care products under the Helen of Troy(R), Hot Tools(R), Hot Spa(R), Salon Edition(R), Gallery Series(R), Wigo(R) and Ecstasy(R) trademarks to the professional beauty salon industry.

         This press release may contain certain forward-looking statements, which are subject to change. The actual results may differ materially from those described in any forward-looking statements. Additional information concerning potential factors that could affect the company's financial results are included in the company's Form 10-K for the year ended February 28, 2001.

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2002